Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is executed on November 6, 2022 (the “Effective Date”) by and between Tuesday Morning Corporation, a Delaware corporation (the “Company”), and Andrew T. Berger (the “Executive”). The Company and the Executive shall each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, the Company and the Executive desire to set forth in writing the terms and conditions of their agreement and understandings with respect to the employment of the Executive; and

Whereas, the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company for the period and upon the terms and conditions contained in this Agreement.

Now, Therefore, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

Services to be Provided by The Executive

A.                 Position and Responsibilities. The Executive shall serve in the position of Chief Executive Officer (“CEO”) of the Company and shall perform services for the Company as requested or as needed to perform the Executive’s job. The duties of the Executive shall be those duties which can reasonably be expected to be performed by a person in such position, and while serving as CEO, the Executive shall have the authority commensurate with the position of chief executive officer of a similar publicly held company in the United States. The Executive shall report directly to the Company’s Board of Directors (the “Board”) and shall take reasonable direction from the Board. As of the Effective Date, the Executive shall resign from his current position on the Board and the Board immediately shall nominate the Executive to serve as a member of the Board, in his role as CEO, during the Term, and the Executive shall, if requested, serve as an officer or member of the board of directors of any subsidiaries or affiliates of the Company without additional compensation.

B.                  Performance. During the Executive’s employment with the Company, the Executive shall devote a substantial portion of the Executive’s time, energy, skill and best efforts to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and shall exercise reasonable best efforts to perform the Executive’s duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Company. The Executive shall at all times act in a manner consistent with the Executive’s position. Except as provided herein or as approved by the Board in its sole discretion or as set forth on Exhibit A hereto, the Executive (i) shall not be employed with any other entity, (ii) shall not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization without the Board’s consent, and (iii) shall not, directly or indirectly, have any interest in, or perform any services for, any Competing Business (as defined below). The Executive may manage his personal investments and continue those certain outside activities set forth on Exhibit A to this Agreement without advance written consent of the Board. The Executive shall use reasonable best efforts to assure that any civic responsibilities or charitable activities do not interfere with the Executive’s duties to the Company and the Executive has 30 days from the Effective Date to resign from any currently held positions outside the Company that are not listed on Exhibit A.

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EXECUTION VERSION

C.                  Compliance. The Executive shall comply in all material respects with the policies, codes of conduct, codes of ethics, written manuals and lawful directives of the Company (collectively, the “Policies”). The Executive shall comply with all laws of any jurisdiction in which the Company does business to the extent such laws relate to or impact the Company (collectively, “Laws”). The Executive shall keep the Board informed of the Executive’s conduct in connection with the business affairs of the Company. The Executive shall report the Executive’s own material violation of Policies to the Board to the extent the Executive has knowledge of such violation or a material violation of Laws that may reasonably be expected to have an impact on the Company, and any material violation of Policies or Laws by any other employee, director or contractor of the Company or other person performing services on behalf of the Company to the Board, to the extent that such violation may reasonably be expected to have an impact on the Company, promptly upon the Executive becoming aware of such violation or proposed violation of Policies or Laws. Additionally, the Executive shall inform the Chairman of the Board promptly upon the Executive becoming aware in writing of any threatened material legal, regulatory action or financial loss to the Company that arises from or is otherwise related in any way to any material violation of Policies or Laws.

D.                 Representations. The Executive represents and warrants to the Company, as of the date hereof, that the Executive (i) is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which the Executive is subject by entering into this Agreement or by providing services to the Company; (ii) is under no contractual, legal, or fiduciary obligation or burden that will interfere with the Executive’s ability to perform services under the Agreement’s terms; (iii) is not a party to any litigation and has no knowledge of any threatened litigation, other than proceedings disclosed by the Executive to the Board in writing; (iv) is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, that has not been disclosed in writing to the Board; and (v) has no personal bankruptcies, convictions, disputes with regulatory agencies, or other disclosable or disqualifying events that would reasonably be expected to have an adverse effect on the Company. The Executive further represents that the Executive’s performance of all the terms of this Agreement and the Executive’s work duties for the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Company. The Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

ARTICLE II.

Compensation for SErvices

As compensation for all services the Executive will perform under this Agreement, the Company will pay the Executive, and the Executive shall accept as full compensation, the following:

A.                 Base Salary. During the Employment Term (as hereinafter defined), the Company shall pay the Executive an aggregate base salary in the amount of $83,333.33 per month ($1,000,000 annually) (the “Base Salary”), prorated for any partial months of employment and less applicable withholdings. The Base Salary may be reviewed annually by the Board and may be increased (but not decreased) from time to time during the tenure of the Executive as CEO. The Base Salary shall be payable in accordance with the Company’s current payroll process and modified to be consistent with any change in the Company’s policy.

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EXECUTION VERSION

B.                  Annual Bonus. For each fiscal year of the Company during the Employment Term (as hereinafter defined), the Executive will be eligible to earn a bonus under the Tuesday Morning Corporation Corporate Executive Annual Incentive Plan (or any successor plan thereto (the “Plan”)) (the “Annual Bonus”), subject to achievement of applicable performance goals as mutually agreed to between the Executive and the Board. With respect to the Company’s fiscal year ending June 30, 2023 and for each fiscal year thereafter, the Executive’s Annual Bonus opportunity will be equal to 100% of the Base Salary at target, 150% of the Base Salary at stretch and 200% of the Base Salary as a maximum, in each case for fiscal year ending June 30, 2023, prorated based on the number of days between November 4, 2022 and June 30, 2023 (but based on annualized Base Salary). The Executive shall be eligible to receive an Annual Bonus for the Company’s fiscal year ending June 30, 2023, provided he is employed by the Company through such date (except as otherwise expressly provided herein). The Annual Bonus shall be payable no later than September 15th of the next fiscal year (subject to the release of the Company’s audited financial statements). Notwithstanding the foregoing, to the extent the Annual Bonus payable for the fiscal year ending June 30, 2023 (the “FY23 Bonus”) is less than $1,000,000, the Company shall make a payment to the Executive on the one-year anniversary of the Effective Date in an amount equal to $1,000,000 minus the FY23 Bonus (collectively, the “Guaranteed Bonus”). The Guaranteed Bonus shall be payable in cash; provided, however, the Company may pay up to (but no more than) 20% of the Guaranteed Bonus in shares of the Company’s stock.

C.                  Equity Grants.

(i)                 Initial Grant. On the second trading day following the Company’s reverse stock split (the “Date of Grant”), the Company, subject to approval of the Board (or an authorized committee thereof), shall grant the Executive a one-time grant of restricted stock units with an aggregate on-target value of $500,000 (the “Target Value”) (with the actual number of shares of the Company’s common stock determined using the closing price of the Company’s common stock on the Date of Grant, payable in a combination of cash and/or shares of the Company’s common stock, as determined by the Board in its sole discretion (the “Initial Grant”). The Initial Grant shall be subject to the terms and conditions of the form of restricted stock unit agreement approved by the Board (the “Award Agreement”). Except as otherwise provided in this Agreement, the Initial Grant shall vest as follows: (A) 50% of the Target Value (the “Time-Based RSUs”) shall vest equally over four (4) years beginning on the first anniversary of the Date of Grant, and (B) 50% of the Target Value (the “Performance-Based RSUs”) shall vest based on the achievement of certain performance goals, as set forth in the Award Agreement, during the three-year period beginning on July 1, 2023 and ending on June 30, 2026 (the “Performance Period”).

(ii)       Future Grants. During the Employment Term, the Executive will be eligible for annual equity grants pursuant to the terms of the Plan (or a successor plan thereto), with actual amounts subject to approval of the Board (or an authorized committee thereof).

D.                 Sign-On Bonus. The Executive shall receive a one-time signing bonus in the amount of $1,000,000, less applicable withholdings (the “Sign-On Bonus”), payable as soon as practicable following the Effective Date. If the Executive voluntarily terminates the Executive’s employment without Good Reason (as hereinafter defined) or the Company terminates the Executive’s employment for Cause (as hereinafter defined) during the one year period following the Effective Date, the after-tax portion of the Sign-On Bonus received by the Executive shall be repaid to the Company by the Executive. If any portion of the Sign-On Bonus is required to be repaid to the Company, such repayment must be made within 90 days following the date of the Executive’s termination of employment for Cause or without Good Reason, or the Company, in its sole discretion, may deduct the amount of any such repayment from any other remuneration due to the Executive from the Company at the time of his termination of employment.

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EXECUTION VERSION

E.                  Relocation Benefits. The Executive agrees to relocate his primary residence to the Dallas/Fort Worth area within 120 days of the Effective Date. Subject to Article V.D., the Company shall reimburse the Executive for his reasonable and customary, documented relocation expenses, including purchase and sale transaction expenses, actually incurred in connection with his relocation to the Dallas/Fort Worth area in an amount not to exceed $50,000, payable in accordance with the Company expense reimbursement and relocation policies and subject to applicable withholdings and deductions.

F.                  Expenses. The Company agrees that, during the Employment Term, it will reimburse the Executive, in accordance with the Company’s expense reimbursement policy for documented out-of-pocket expenses reasonably incurred in connection with the Executive’s performance of the Executive’s services hereunder, including without limitation, travel and entertainment expenses incurred by the Executive in connection with the business of the Company.

G.                 Other Benefits. During the Employment Term and subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in all employee benefit plans, including without limitation, the Company’s retirement 401(k) plan, health and dental plan, life insurance and disability plans as from time to time adopted by the Board and in effect for senior executives of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents, and (ii) generally applicable policies of the Company. The Company may alter, modify, add to or delete the employee benefit plans at any time as the Board, in its sole judgment, determines to be appropriate, so long as the Executive is treated in the same manner as other senior executives.

H.                 Attorney’s Fees. The Company agrees to pay or reimburse the Executive for the reasonable attorney fees incurred by the Executive in connection with the review of this Agreement and any related documents, up to a maximum of $15,000.00. Such payment will be made promptly following the date the Executive commences employment with the Company, upon receipt by the Company of an appropriate invoice from the attorney for the fees with respect to such review.

ARTICLE III.
Term; Termination

A.                 Term of Employment. Subject to earlier termination as herein provided, the Executive’s employment under this Agreement shall begin on the Effective Date and shall continue in effect until June 30, 2026 (the “Initial Term”). The Agreement will automatically renew, subject to earlier termination as herein provided, for successive one (1) year periods (the “Additional Terms”), unless either the Executive or the Company provide notice of non-renewal at least 90 days prior to the expiration of the Initial Term or the then Additional Term, whichever is applicable. The Initial Term and any Additional Term(s) shall be referred to collectively as the “Employment Term.” Notwithstanding the foregoing, the Executive’s employment with the Company constitutes “at will” employment. As a result, the Executive is free to terminate his employment with the Company at any time, with or without advance notice, and for any reason or for no reason.

B.                  Termination. Notwithstanding the provisions of Article III.A. hereof and subject to Article III.C. hereof, the Executive’s employment with the Company shall terminate prior to or upon the expiration of the Initial Term or then Additional Term under the circumstances set forth below. Unless otherwise agreed to by the Board, the Executive’s termination under this Agreement for any reason shall also constitute the Executive’s resignation as an officer and director of the Company and any affiliate or subsidiary of the Company, as applicable. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Article III.B. constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided that if a termination described in this Article III.B. does not constitute a separation from service, the Executive’s right to any payments described in this Article III.B. which are being paid with respect to such separation from service shall vest on the date of termination, but payment of any amounts subject to Code Section 409A shall be deferred until the Executive incurs a separation from service (or six months thereafter if Article III.C. applies) (with the separation from service date deemed to be the termination of the Executive’s employment for purposes of the timing of the payments hereunder), or the Executive’s death. Any such payment made in accordance with this Article III.B. shall be treated as a separate payment for purposes of Code Section 409A to the extent Code Section 409A applies to such payments.

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EXECUTION VERSION

(i)                 Death or Disability. In the event of the Executive’s death or Disability (as hereinafter defined), the Executive’s employment shall immediately terminate. The Company shall have no further liability or obligation to the Executive under this Agreement or in connection with the Executive’s employment hereunder, except for: (a) any accrued, unpaid Base Salary through the date of termination; (b) any payments or benefits provided under the terms and conditions of the employee benefit plans of the Company in which the Executive is a participant on the date of termination; (c) any unreimbursed expenses properly incurred prior to the date of termination; and (d) any Annual Bonus earned for the fiscal year prior to the year of termination but not yet paid as of the date of termination (collectively, the “Accrued Obligations”). The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than 30 days following the termination of the Executive’s employment. The Company will also pay a prorated Annual Bonus for the fiscal year of termination payable at the same time as bonuses would otherwise be payable under the Company’s bonus plan, as then in effect, subject to the achievement of applicable performance goals for the performance period. In addition, the Time-Based RSUs and any other time-based equity awards held by the Executive on his death or Disability, to the extent unvested, shall become 100% vested as of the date of such death or Disability (prorated based on number of days the Executive was employed since the applicable date of grant), the Performance-Based RSUs and any other performance-based equity awards held by the Executive on his death or Disability shall remain outstanding and eligible for vesting based on achievement of the applicable performance goals (prorated based on number of days the Executive was employed since the applicable date of grant, provided that for the Initial Grant, no proration will occur if the Executive’s death or Disability occurs after the third anniversary of the Effective Date). For purposes of this Agreement, “Disability” means the Executive’s “Total and Permanent Disability” as defined in the Plan. For the avoidance of doubt, upon any termination, the Executive’s rights to be indemnified, advanced expenses or covered under any applicable directors’ and officers’ liability insurance policies, including without limitation under any indemnification agreement with the Company, and his accrued rights under any outstanding equity award agreement as of the date of his termination of employment shall continue in accordance with applicable law or any applicable agreements (the “Accrued Rights”).

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EXECUTION VERSION

(ii)               Termination for Cause or Voluntary Termination without Good Reason. In the event the Company terminates the Executive’s employment for Cause (as hereinafter defined) or the Executive voluntarily terminates the Executive’s employment without Good Reason (as hereinafter defined), the Company shall have no further liability or obligation to the Executive under this Agreement or in connection with the Executive’s employment hereunder, except for the applicable Accrued Obligations and the Accrued Rights. The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than 30 days following termination of employment. For purposes of this Agreement, “Cause” means termination because of: (a) any (i) act or acts of embezzlement, or fraud, or (ii) act or acts theft or dishonesty in the course of the Executive’s employment with the Company that causes material damage to the Company or the Company’s reputation; (b) any willful misconduct or gross negligence by the Executive with regard to the Company; (c) any violation by the Executive of any fiduciary duties owed by him to the Company; (d) the Executive’s conviction of, or pleading nolo contendere or guilty to, a felony or misdemeanor (other than a traffic infraction) that would reasonably be expected to cause damage to the Company or the Company’s reputation; (e) a material violation of the Company’s written policies, standards or guidelines, which the Executive failed to cure within 30 days after receiving written notice from the Board specifying the alleged violation; (f) the Executive’s willful failure or refusal to satisfactorily perform the duties and responsibilities required to be performed by the Executive under the terms of this Agreement or necessary to carry out the Executive’s job duties, which the Executive failed to cure within 30 days after receiving written notice from the Board specifying the alleged willful failure or refusal; and (g) a material breach of a material obligation by the Executive of this Agreement or any other agreement to which the Executive and the Company are parties that is not cured by the Executive within 30 days after receipt by the Executive of a written notice from the Board of such breach specifying the details thereof. For purposes of this Agreement, “Good Reason” means: (1) a material reduction by the Company of the Executive’s Base Salary or target bonus opportunity as a percentage of Base Salary, without his consent; (2) a material breach by the Company of this Agreement that is not cured within 30 days of written notice by the Executive to the Chairman of the Board (which shall include removal of the Executive as Chief Executive Officer or the failure of the Company to have the Executive report directly and solely to the Board); (3) without the Executive’s consent, the Company relocates its principal executive offices, or requires the Executive to have his principal work location change which results in the Executive’s principal work location being changed to a location in excess of 50 miles from the location of the Company’s principal executive offices on the Effective Date; or (4) a successor to all or substantially all of the Company’s assets fails to assume this Agreement either contractually or by operation of law. The foregoing events shall not constitute Good Reason unless the Executive delivers to the Company a written notice of termination for Good Reason specifying the alleged Good Reason within 60 days after the Executive first learns of the existence of the circumstances giving rise to Good Reason, within 30 days following delivery of such notice, the Company has failed to cure the circumstances giving rise to Good Reason, and the Executive resigns within 60 days after the end of the cure period.

(iii)             Termination without Cause or Termination by the Executive with Good Reason Prior to a Change in Control (If Any) or More Than 12 Months After a Change in Control. In the event the Company terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment with Good Reason prior to a Change in Control (as hereinafter defined), if any, or more than 12 months after a Change in Control, the Company shall pay the following amounts to the Executive:

(a)                the Accrued Obligations, payable in a lump sum within the time period required by applicable law, and in no event later than 30 days following termination of employment;

(b)                subject to compliance with the restrictive covenants in Article IV (in the manner set forth in clause 3 below) and the execution and timely return by the Executive of the Release (as defined in Article III.B.(vi)), and subject to the provisions of Article III.C. below:

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EXECUTION VERSION

1.                   An amount equal to 12 months of his Base Salary, payable in a lump sum on the first payroll date following the 30th date after the Executive’s termination of employment (or if later, the first payroll date after the Release is irrevocable); provided that if such termination of employment occurs prior to the first anniversary of the Effective Date, the amount of severance shall be pro-rated based on the number of days the Executive was employed since the Effective Date; provided further, however, in no event shall the amount payable pursuant to this sentence be less than $500,000.

2.                   In addition, the Company shall pay the Executive a prorated Annual Bonus for the fiscal year of termination payable at the same time as bonuses would otherwise be payable under the Company’s bonus plan (as then in effect), subject to the achievement of applicable performance goals for the performance period; provided that if no bonus plan is adopted for a fiscal year, the amount payable shall equal the target prorated Annual Bonus opportunity for the fiscal year of termination; provided, however, in no event shall the amount payable pursuant to this sentence be less than $500,000.

3.                   In the event the Executive fails to comply with the restrictive covenants in Article IV.B(i)-(ii), materially breaches Article IV.A or breaches Article IV.B(iii) in a manner that results in harm to the Company or does not timely execute and return (or otherwise revokes) the Release, no amounts shall be payable to the Executive.

(iv)              Termination without Cause or Termination by the Executive with Good Reason On or Within 12 Months After a Change in Control. In the event that on, or within the 12 month period after, a Change in Control that occurs after the Effective Date the Company terminates the Executive’s employment without Cause or the Executive terminates his employment with Good Reason, the Executive shall be entitled to the benefits provided for in Article III.B.(iii) above, subject to any terms set forth therein, provided that “18 months” shall be substituted in lieu of “12 months” in Article III.B.(iii)(b)(1). In addition, the Time-Based RSUs and any other time-based equity awards held by the Executive on his date of termination, to the extent unvested, shall become 100% vested as of the date of such termination, the Performance-Based RSUs and any other performance-based equity awards held by the Executive on his date of termination shall remain outstanding and eligible for vesting based on achievement of the applicable performance goals (prorated based on the number of days the Executive was employed since the applicable date of grant, provided that for the Initial Grant, no proration will occur if the Executive’s termination occurs after the third anniversary of the Effective Date). For purposes of Article III.B.(iii) and this Article III.B.(iv), “Change in Control” shall have the same meaning as the term “Change in Control” in the Plan.

(v)                Non-Renewal. The Executive’s employment shall terminate for non-renewal at the end of the Initial Term or the then Additional Term if at least 90 days prior to the end of the Initial Term or the then Additional Term, the Company or the Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term. Upon termination of the Executive’s employment upon a nonrenewal of this Agreement, the Executive shall be entitled to the Accrued Obligations, payable in a lump sum within the time period required by applicable law, and in no event later than 30 days following termination of employment.

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EXECUTION VERSION

(vi)              Release. For purposes of this Agreement, the “Release” shall mean a release of, and covenant not to sue with respect to, any claims that the Executive may have against the Company, or its directors, officers, employees and affiliates, arising out of or related to the Executive’s employment by the Company or the termination of such employment, except for the Executive’s right to payments pursuant to this Article III, amounts payable after termination of employment under any equity grants, claims that cannot by law be released, the Executive’s rights to be indemnified, advanced expenses and/or covered under any applicable directors’ and officers’ liability insurance policies (including, without limitation, pursuant to any indemnification agreement with the Company) or his rights as a shareholder of the Company. The Release shall be in a form and substance reasonably requested by the Company and consistent with this Agreement. The Release shall also provide for all released parties to release any claims against the Executive not involving fraud, breach of fiduciary duty or illegal conduct. The Release shall be furnished to the Executive not later than five days after his termination, and must be executed and returned to the Company, and any revocation period provided in the Release must have expired, not later than 30 days (or such longer period as required by applicable law) after the date of termination, in order for the Executive to be eligible to receive the payments and benefits described in Article III.B.(iii)(b) or such payments and benefits described in Article III.B.(iv). No amount described in Article III.B.(iii)(b) or similar amount described in Article III.B.(iv) shall be paid to the Executive until the date on which the revocation period expires, and all amounts that would otherwise have been paid prior to such date shall be paid as soon as practical after such date; provided, however, that if the 30th day (or such later day as required by applicable law) after the date of termination falls in the calendar year after the year that includes the date of termination, no amount described in Article III.B.(iii) or Article III.B.(iv) that is “deferred compensation” (determined after taking into account all applicable exemptions under Code Section 409A) subject to Code Section 409A shall be paid before the first day of such following calendar year.

C.                  Six-Month Delay of Payments. To the extent that (i) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s separation from service with the Company constitute “deferred compensation” (determined after taking into account all applicable exemptions under Code Section 409A) subject to Code Section 409A and (ii) the Executive is deemed at the time of such separation from service to be a “specified employee” under Code Section 409A, then such payment or payments shall not be made or commence until the earlier of (A) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as such term is defined in the final regulations issued under Code Section 409A) with the Company; or (B) the date of the Executive’s death following such separation from service. Upon expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article III.C. shall be paid to the Executive (or, in the case of the Executive’s death, his estate) in one lump sum.

D.                 No Mitigation/No Offset. The Executive shall not have any obligation to mitigate damages by seeking new employment and there shall be no offset against any payments, benefits or entitlements due to the Executive hereunder or otherwise on account of any remuneration received from subsequent employment.

E.                  Survival. The provisions of this Agreement, including without limitation, the Executive’s post-termination obligations in Article IV, shall survive the termination of this Agreement, and of the Employment Term, for any reason, to the extent necessary to enable the Parties to enforce their respective rights hereunder.

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EXECUTION VERSION

ARTICLE IV.
Restrictive Covenants

A.                 Confidentiality.

(i)                 Confidential Information. During the Executive’s employment with the Company, the Company shall grant the Executive otherwise prohibited access to its trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company, and access to the Company’s customers and clients. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following: products, services, processes, equipment, know-how, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, research, plans for research or future products and services, database schemas or tables, development tools or techniques, training procedures, training techniques, training manuals, business information, marketing and sales plans and strategies, business plans, budgets, financial data and information, customer and client information, prices and costs, customer and client lists and profiles, vendor and agent lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, product construction, product specifications, audit processes, pricing strategies, business strategies, marketing and promotional practices, management methods and information, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of the Company, and other business information disclosed to the Executive by the Company, either directly or indirectly, in writing, orally, electronically, or by drawings or observation; provided however, Confidential Information does not include information that becomes generally available to the public other than as a result of a disclosure by the Executive (unless such disclosure was made in the course of the Executive’s duties) or becomes available to the Executive on a non-confidential basis from a source other than the Company or any subsidiaries thereof or any of their employees, so long as that source is not prohibited from disclosing such information or data without restriction on disclosure or use.

(ii)               No Unauthorized Use or Disclosure. The Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Executive may cause irreparable harm and loss to the Company. The Executive understands and acknowledges that each and every component of the Confidential Information (a) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (b) constitutes a protectable business interest of the Company. The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Company. The Executive agrees to preserve and protect the confidentiality of all Confidential Information. The Executive agrees that the Executive shall not at any time (whether during or after the Executive’s employment), directly or indirectly, disclose to any unauthorized person or use for the Executive’s own account any Confidential Information without the Company’s consent. Throughout the Executive’s employment and at all times thereafter: (x) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Company protecting the Confidential Information; and (y) the Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties. Further, the Executive shall not, directly or indirectly, use the Company’s Confidential Information to: (1) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere with or divert business away from any customer, client, vendor or supplier of the Company with whom or which the Company conducted business; and/or (2) recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by the Company. If the Executive learns that any person or entity is taking or threatening to take any actions which would compromise any Confidential Information, the Executive shall promptly advise the Company of all facts concerning such action or threatened action. The Executive shall use all reasonable efforts to obligate all persons to whom any Confidential Information shall be disclosed by the Executive hereunder to preserve and protect the confidentiality of such Confidential Information. Notwithstanding the foregoing, the Executive shall be permitted to disclose Confidential Information to the extent required by law or by any court, governmental body, or any regulatory or self-regulatory agency or to the extent reasonably necessary in connection with any dispute between the Parties.

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EXECUTION VERSION

(iii)             No Interference.

(a)                Notwithstanding the foregoing or any other agreement regarding confidentiality with the Company, the Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over the Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information. Nothing in this Agreement is intended to interfere with the Executive’s right to (1) report possible violations of state or federal law or regulation to any governmental agency or entity, (2) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, (3) file a claim or charge with any government agency or entity, or (4) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any government or law enforcement agency, entity or court.

(b)                   The Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Executive is further notified that if the Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Executive may disclose the Company's trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

(iv)              Return of Property and Information. Upon the termination of the Executive’s employment for any reason, the Executive shall immediately return and deliver to the Company any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Executive’s possession, custody or control, whether prepared by the Executive or others. If at any time after termination of the Executive’s employment the Executive determines that the Executive has any Confidential Information in the Executive’s possession or control, the Executive shall immediately return to the Company all such Confidential Information in the Executive’s possession or control, including all copies and portions thereof.

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EXECUTION VERSION

B.                  Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to the Executive, (iii) access to the Company’s customers and clients, and (iv) the Company’s employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Company to the Executive, to protect the Company’s Confidential Information and business goodwill of the Company, the Executive agrees to the following restrictive covenants.

(i)                 Non-Competition. The Executive agrees that during the Restricted Period (as hereinafter defined), other than in connection with the Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, without the prior written consent of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, manage, carry on, join, lend money for, operate, engage in, establish, take steps to establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in any Competing Business (as hereinafter defined) within the Restricted Area (as hereinafter defined). Notwithstanding the restrictions contained in this Article IV.B.(i), the Executive may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation or other entity engaged in a Competing Business, without violating the provisions of this Article IV.B.(i); provided, however, that the Executive does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation. Finally, nothing herein shall prevent the Executive from serving on any boards that he was serving on as of the date of termination of his employment.

For purposes of this Agreement:

(a)                “Restricted Period” means during the Executive’s employment with the Company and for a period of one year immediately following the date of the Executive’s termination from employment for any reason; provided, however, in the event that the Executive’s employment is terminated for any reason on or within the 12 month period immediately following a Change in Control, the Restricted Period shall mean during the Executive’s employment with the Company and for a period of 18 months immediately following the date of the Executive’s termination from employment.

(b)                As Chief Executive Officer of the Company, the Executive has responsibility for the Company’s operations throughout the United States of America and access to the highest levels of the Company’s Confidential Information and business goodwill. Therefore, the “Restricted Area” means the United States and any other geographical area in which the Company provides services during the Executive’s employment and for which the Executive had any responsibility or about which the Executive received Confidential Information.

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EXECUTION VERSION

(c)                “Competing Business” means any business, individual, partnership, firm, corporation or other entity that is competing with the Company’s business of being a retailer of general merchandise, or a business specializing in high-quality home furnishings, housewares or gift related items in the United States and any other business the Company conducted, prepared to conduct or materially contemplated consulting during the Executive’s employment with the Company. Competing Business shall include business of the type of, but not be limited to, the following entities: The TJX Companies, Inc. (including without limitation TJ Max, HomeGoods, Marshall’s Mega Stores, and Marshall’s, Inc.); Ross Stores, Inc.; Burlington Stores, Inc.; One Kings Lane, Inc.; Joss and Main (owned by Wayfair, LLC); zulily, inc.; Nordstrom Rack (owned by Nordstrom, Inc., but not including Nordstrom stores); Back Stage (owned by Macy’s, Inc., but not including Macy’s stores); Ollie's Bargain Outlet Holdings, Inc.; and Overstock.com, Inc.

(ii)               Non-Solicitation. The Executive agrees that during the Restricted Period, other than in connection with the Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(a)                Solicit business from, interfere with, induce, attempt to solicit business with, interfere with, induce or do business with any actual or prospective customer, client, supplier, manufacturer, vendor or licensor of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which: (1) the Executive contacted, called on, serviced or did business with during the Executive’s employment with the Company; (2) the Executive learned of as a result of the Executive’s employment with the Company; or (3) about whom the Executive received Confidential Information. This restriction applies only to business which is in the scope of services or products provided by the Company or any affiliate thereof;

(b)                Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of the Executive or any other person or entity, any person who is an employee or consultant of the Company or who was employed or engaged by the Company within the preceding twelve (12) months; or

(c)                Induce or attempt to induce, or encourage any person or entity known by the Executive to be a customer, client, supplier, manufacturer, vendor, licensor, employee, consultant or contractor of the Company to cease doing business with, cease performing services for, or otherwise adversely change its relationship with the Company.

(iii)             Mutual Non-Disparagement. The Executive shall refrain, both during and after the Executive’s employment terminates, from publishing any oral or written statements about the Company or any of the Company’s directors, managers, officers, employees, or consultants that (a) are slanderous, libelous or defamatory; or (b) place the Company or any of its directors, managers, officers, employees, or consultants in a false light before the public. The Company shall cause the members of its Board and its officers (with the title of Senior Vice President or above) to refrain, both during the Employment Term and after his employment terminates, from publishing any oral or written statements about the Executive that (x) are slanderous, libelous or defamatory; or (y) place the Executive in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. Notwithstanding the foregoing, any person or entity shall be permitted to make truthful statements to the extent required by law or by any court, governmental body, or any regulatory or self-regulatory agency or to the extent reasonably necessary in connection with any dispute between the Parties or as part of an internal performance review of (1) the Executive by the Company or (2) any of the Company’s directors, managers, officers, employees, or consultants by the Executive. The rights afforded the Parties under this provision are in addition to any and all rights and remedies otherwise afforded by law.

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EXECUTION VERSION

C.                  Tolling. If the Executive violates any of the restrictions contained in this Article IV, the Restricted Period for such restriction(s) violated shall be suspended and all periods of time in which the Executive was in breach of the restrictive covenant(s) shall be added to the Restricted Period for such restrictive covenant(s).

D.                 Remedies. The Executive acknowledges that the restrictions contained in Article IV of this Agreement, in view of the nature of the Company’s business and the Executive’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that a violation of Article IV of this Agreement may result in irreparable injury to the Company. In the event of a breach by the Executive of Article IV of this Agreement, then the Company shall be entitled to seek a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, and the Parties agree that a bond shall not be required. If a bond is required to secure such equitable relief, the Parties agree that a bond not to exceed $1,000 shall be sufficient and adequate in all respects to protect the rights and interests of the Parties. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Article IV but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement.

E.                  Reasonableness. The Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of this Article IV. The Executive acknowledges that the geographic scope and duration of the covenants contained in this Article IV are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Executive’s level of control over and contact with the business in the Restricted Area; and (iii) the amount of compensation, trade secrets and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Company. It is the desire and intent of the Parties that the provisions of Article IV be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the Executive and the Company hereby waive any provision of applicable law that would render any provision of Article IV invalid or unenforceable. Except as otherwise expressly set forth in this Agreement and the Award Agreements, as of the Effective Date, there are no other restrictive covenants that would restrict of the Executive’s activities following termination of employment.

F.                  Reformation. The Company and the Executive agree that the foregoing restrictions set forth in Article IV are reasonable under the circumstances and that a breach of the covenants contained in Article IV may cause irreparable injury to the Company. The Executive understands that the foregoing restrictions may limit the Executive’s ability to engage in certain businesses anywhere in or involving the Restricted Area during the Restricted Period, but acknowledges that the Executive shall receive Confidential Information and trade secrets, as well as sufficiently high remuneration and other benefits as an employee of the Company to justify such restrictions. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

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EXECUTION VERSION

ARTICLE V.
Miscellaneous Provisions

A.                 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas, without regard to any conflict of law or choice of law rules. Venue of any litigation arising from this Agreement or any disputes relating to the Executive’s employment shall be in the United States District Court for the Northern District of Texas, Dallas Division or a state district court of competent jurisdiction in Dallas County, Texas. The Executive and the Company consent to personal jurisdiction of the United States District Court for the Northern District of Texas, Dallas Division, or a state district court of competent jurisdiction in Dallas County, Texas for any dispute relating to or arising out of this Agreement or the Executive’s employment, and the Executive and the Company agree that the Executive and the Company shall not challenge personal or subject matter jurisdiction in such courts.

B.                  Legal Fees. The prevailing party in any action to enforce a term of this Agreement shall be entitled to its reasonable attorneys’ fees and costs incurred to enforce such term; provided, however, if a Party makes a reasonable offer to settle (the “Offering Party”) and the other Party refuses (the “Refusing Party”), the Offering Party shall not be responsible for the Refusing Party’s attorneys’ fees and costs incurred after the date of such reasonable settlement offer. For the avoidance of doubt, there are no third party beneficiaries of this Agreement or any other agreement between the Parties.

C.                  Clawback. The Executive acknowledges and agrees that any compensation paid to the Executive by the Company, pursuant to this Agreement or otherwise, shall be subject to recovery by the Company to the extent required by applicable law in accordance with the Company’s clawback policy applicable to executives of the Company, if any, as amended from time to time.

D.                 Code Section 280G.

(i)       Notwithstanding anything to the contrary in this Agreement, in the event it shall be determined that any payment or distribution made, or benefit or entitlements provided, by the Company or any entity effecting a change in control to or for the benefit of the Executive under Article II or Article III or otherwise (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) or under any other agreement, benefit, plan or policy of the Company or any entity effecting a change in control (including but not limited to any bonus plan in effect from time to time) (this Agreement and such other agreements, benefits, plans and policies collectively referred to herein as the “Change in Control Arrangements”) would constitute a “parachute payment” as defined in Code Section 280G (such payments, distributions or other benefits referred to herein as the “Payments”), the Company shall provide the Executive with a computation of (i) the maximum amount of Payments that could be made, without the imposition of the excise tax imposed by Code Section 4999, under the Change in Control Arrangements (said maximum amount being referred to as the “Capped Amounts”); (ii) the value of all Payments that could be made pursuant to the terms of the Change in Control Arrangements (referred to herein as the “Uncapped Payments”); (iii) the dollar amount of excise tax (if any) which the Executive would become obligated to pay pursuant to Code Section 4999 as a result of receipt of the Uncapped Payments (the “Excise Tax Amount”); and (iv) the net value of the Uncapped Payments after reduction by (a) the Excise Tax Amount; (b) the estimated income taxes payable by the Executive on the difference between the Uncapped Payments and the Capped Amount, assuming that the Executive is paying the highest marginal tax rate for state, local and federal income taxes; and (c) the estimated hospital insurance taxes payable by the Executive on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Code Section 3101 (the “Net Uncapped Amount”).

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EXECUTION VERSION

(ii)       If the Capped Amount is greater than the Net Uncapped Amount, the Executive shall be entitled to receive or commence to receive Payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount the Executive shall be entitled to receive or commence to receive Payments equal to the Uncapped Payments. To arrive at the Capped Amount, cash payments shall be reduced before equity-based compensation or other non-cash compensation or benefits, in each case in reverse order beginning with payments or benefits that are to be paid the furthest in time from consummation of the transaction that is subject to Code Section 280G, provided that, in the case of all the foregoing payments, compensation and benefits, all amounts that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amount that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) as would result in no portion of the payments, compensation or benefits being considered “excess parachute payments” under Code Section 280G. All reductions hereunder shall also be done in a manner which complies with Code Section 409A.

(iii)       Any determination required under this Article V.D. shall be made in writing by independent public accountants mutually agreed to by the Company and the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Article V.D., the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Executive shall furnish the Accountants such information and documents as the Accountants may reasonably request in order to make the determinations under this Article V.D. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Article V.D.

E.                  Interpretation; Tax Consequences. It is intended that this Agreement comply with the provisions of Code Section 409A and the regulations and guidance of general applicability issued thereunder so as to not subject the Executive to the payment of additional interest and taxes under Code Section 409A, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions. When any payment hereunder provides that it will be paid within a certain period of time (e.g., within 30 days) the payment date shall be in the sole discretion of the Company. The Executive has reviewed with his own tax advisors the tax consequences of this Agreement and the transactions contemplated hereby. The Executive is relying solely on his tax advisors and not on any statements or representations of the Company or any of its agents and understands that the Executive (and not the Company) shall be responsible for the Executive’s own tax liability that may arise as a result of this Agreement or the transactions contemplated hereby, except as otherwise specifically provided in this Agreement. All reimbursements under this Agreement shall be paid upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts. Reimbursement shall be in compliance with the Company’s expense reimbursement policies. Any such reimbursement of expenses shall only be made for eligible expenses incurred during the Employment Term, no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred and the amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.

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EXECUTION VERSION

F.                  Cooperation. After the termination of the Executive’s employment, the Executive agrees, subject to his other professional and personal commitments to the extent practicable, to provide the Executive’s full cooperation, at the request of the Company, in the transitioning of the Executive’s job duties and responsibilities, and in any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which the Executive worked on or had responsibility during the Executive’s employment with the Company. The Executive also agrees, subject to his other professional and personal commitments to the extent practicable, to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Company. This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of the Executive. Specifically, the Executive agrees, subject to his other professional and personal commitments to the extent practicable, (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party as to matters relating to the Company, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. The Executive acknowledges and understands that the Executive’s obligations of cooperation under this Article V.G. are not limited in time and may include, but shall not be limited to, the need for or availability for testimony; provided, however, that in no event shall the Executive be required to provide post-termination services to the Company to the extent such post-termination services would be inconsistent with the “separation from service” requirements of Code Section 409A. The Company shall reimburse the Executive for reasonable expenses incurred, and the Company shall compensate the Executive for his time (based on his then-current hourly rate, determined using his Base Salary that was in effect on the date of his termination of employment and assuming a 40 hour work week), in providing cooperation requested by the Company pursuant to this Article V.G.

G.                 Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

H.                 Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

I.                    Reformation. In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

J.                    Entire Agreement. This Agreement, the Award Agreements, and that certain Indemnification Agreement by and between the Company and the Executive dated as of even date herewith (collectively, the “Agreements”) constitute the entire agreement between the Parties, and fully supersede any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of the Agreements, including, without limitation, the Executive’s employment with the Company. No oral statements or prior written material not specifically incorporated in the Agreements shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all Parties to this Agreement.

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EXECUTION VERSION

K.                 Disclaimer of Reliance. Except for the specific representations expressly made by the Company in this Agreement, the Executive specifically disclaims that the Executive is relying upon or has relied upon on any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement. The Parties represent that they are relying solely and only on their own judgment in entering into this Agreement. Therefore, the Executive understands that the Executive is precluded from bringing any fraud or similar claim against the Company associated with any such communications, promises, agreements, statements, inducements, understandings, or representations. In addition, the Executive acknowledges and agrees that the Company has not made any warranty or representation to the Executive with respect to the income tax consequences of this Agreement or any of the transactions contemplated herein, and the Executive further represents that the Executive is in no manner relying on the Company or any of its’ respective directors, managers, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders, or financial representatives) for tax advice or an assessment of such tax consequences. The Executive represents and agrees that he has been given a reasonable time to review this Agreement and has been advised to consult with an attorney, that he fully understands all the provisions of the Agreement, and that he is voluntarily entering into this Agreement.

L.                  No Fiduciary Relationship by the Company. This Agreement does not create, nor shall it be construed as creating, any principal and agent, trust, or other fiduciary duty or special relationship running from the Company (or any of its officers or directors) to the Executive.

M.                Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of any Party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of the Parties with respect thereto shall continue in full force and effect. The breach by one Party to this Agreement shall not preclude equitable relief or the obligations in Article IV.

N.                 Modification. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

O.                 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. If the Executive should die while any payment is due to him hereunder such payment shall be paid to his designated beneficiary (or if there is no designated beneficiary, his estate). The Executive may not assign this Agreement to a third party. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor to the Company or any purchaser of substantially all of the assets of the Company; provided, however, that the assignee is the successor to all or substantially all of the business and assets of the Company and such assignee expressly assumes all of the obligations, duties and liabilities of the Company set forth in this Agreement.

P.                  Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the next business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Central Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable), or to such other address as a Party may specify by notice given in the same manner:

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EXECUTION VERSION

If to the Executive, to the address of the Executive’s principal residence kept in the Company’s records.

If to the Company:	Tuesday Morning Corporation
Attn: Interim General Counsel
6250 LBJ Freeway
Dallas TX 75240
Email: legal@tuesdaymorning.com
Fax: (972) 387-2344

Q.                 Further Acts. Whether or not specifically required under the terms of this Agreement, each Party shall execute and deliver such documents and take such further actions as shall be necessary in order for such Party to perform all of his or its obligations specified in the Agreement or reasonably implied from the Agreement’s terms.

R.                  Execution in Multiple Counterparts. This Agreement may be executed by the Parties in multiple counterparts, whether or not all signatories appear on these counterparts (including via electronic signatures and exchange of PDF documents via email), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

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EXECUTION VERSION

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed and effective on the date first set forth above.

THE COMPANY:	TUESDAY MORNING CORPORATION

	By:	/s/ Alex Mehr

Printed Name:	Alex Mehr, PhD

Title:	Co-Chairman of the Board of Directors
Date:

THE EXECUTIVE:	/s/ Andrew T. Berger
Andrew T. Berger

EMPLOYMENT AGREEMENT	Page 19

EXHIBIT A

The Executive is expressly permitted to maintain the following positions:

•	Managing Member of AB Value Management LLC, which serves as the General Partner of AB Value Partners, LP.

•	CEO of CR Brands Holdings LLC, the owner of Cosi Restaurant Holdings LLC.

•	President of Walkers Manual, Inc. a consulting company.

•	Chairman of the board of directors of Autoscope Technologies Corporation.

Exhibit A to Andrew T. Berger Employment Agreement